Exhibit 99.1

 FOR IMMEDIATE RELEASE

November 14, 2013

ART’S WAY MANUFACTURING ANNOUNCES CASH DIVIDEND ON THE COMPANY’S COMMON STOCK

ARMSTRONG, IOWA, November 14, 2013 – Art’s Way Manufacturing Co., Inc., (NASDAQ:ARTW) a diversified, international manufacturer and distributor of equipment serving agricultural, research and water treatment needs, announces the Board of Directors of the Company approved a cash dividend on the Company’s common stock. The dividend of $0.10 per share is payable on November 29, 2013 to shareholders of record on November 25, 2013. Art’s Way Manufacturing has paid a dividend each year since 2005.

J. Ward McConnell Jr., Chairman of the Board of Directors said, “We are very pleased to continue our legacy of dividend payouts to our shareholders. Our track record of paying dividends and delivering long-term value to shareholders is a top priority of the Company.

“We have had a good year, our business fundamentals remain strong and we believe the Company is well positioned for success in 2014. Above all, we want to thank our loyal shareholders for their continued support.”

About Art’s Way Manufacturing, Inc.

Art's Way manufactures and distributes farm machinery and niche products including animal feed processing equipment, sugar beet defoliators and harvesters, land maintenance equipment, crop shredding equipment, round hay balers, plows, hay and forage equipment, manure spreaders, reels for combines and swathers, and top and bottom drive augers, as well as pressurized tanks and vessels, modular animal confinement buildings and laboratories and specialty tools and inserts. After-market service parts are also an important part of the Company's business. The Company has four reporting segments: agricultural products; pressurized tanks and vessels; modular buildings; and tools.

For More Information, Contact: David Drewitz, Investor Relations

972-814-5723 david@creativeoptionscommunications.com

www,creativeoptionsmarketing.com

Or visit the Company's website at www.artsway-mfg.com/

This news release includes "forward-looking statements" within the meaning of the federal securities laws. Statements made in this release that are not strictly statements of historical facts, including our beliefs with respect to the position and growth of the Company, are forward-looking statements. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including, but not limited to, quarterly fluctuations in results, customer demand for the Company's products, domestic and international economic conditions, the cost of raw materials, the management of growth, the availability of investment opportunities, and other factors detailed from time to time in the Company's Securities and Exchange Commission filings. Actual results may differ markedly from management's expectations. The Company cautions readers not to place undue reliance upon any such forward-looking statements.

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